UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2002 Summit Boulevard
6th Floor
Atlanta, Georgia
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 10, 2012, Ocwen Loan Servicing, LLC (OLS), a wholly-owned subsidiary of Ocwen Financial Corporation (Ocwen), entered into an agreement to sell to HLSS Holdings, LLC (HLSS Holdings) the right to receive the servicing fees, excluding ancillary income, relating to certain mortgage servicing (Rights to MSRs) and related servicing advances that Ocwen acquired in connection with our acquisition of the U.S. non-prime mortgage servicing business of Barclays Bank PLC (HomEq Servicing) on September 1, 2010. HLSS Holdings will also assume the related match funded liabilities under the HomEq Servicing advance facility. We refer to this sale to HLSS of the Rights to the MSRs and related servicing advances and HLSS’s assumption of the HomEq Servicing advance facility as the HLSS Transaction.

As part of the HLSS Transaction, OLS will retain legal ownership of the mortgage servicing rights and continue to service the related mortgage loans for a reduced fee because HLSS will assume the obligation to make and finance servicing advances related to the mortgage servicing rights. OLS will be obligated to transfer legal ownership of the mortgage servicing rights to HLSS if and when the required third party consents are obtained, and at such time, Ocwen would commence subservicing the mortgage servicing rights pursuant to a subservicing agreement with HLSS Holdings, which was also executed on February 10, 2012.

The HLSS Transaction will not close until the parent company of HLSS Holdings – Home Loan Servicing Solutions, Ltd. – completes an initial public offering of its ordinary shares and other closing conditions are satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCWEN FINANCIAL CORPORATION

By: /s/ John P. Van Vlack
John P. Van Vlack
Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(On behalf of the Registrant and as its principal financial officer)

Date: February 10, 2012